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EXHIBIT 99.1


                  Source: Financial Telecom Limited (USA) Inc.
                     Shanghai, November 23, 2005, 8:00am EST

                                  Press Release

          Fintel Closes Agreement to Acquire Control of MK Aviation, SA

Shanghai, November 23, 2005, -- /BusinessWire/ -- Financial Telecom Limited
(USA) Inc. (Business Name: Fintel) (OTCBB: FLTL), announced today it has closed the definitive agreement to acquire control of MK Aviation S.A., effective immediately.

The Closure results in a change of control for both companies. Fintel now owns 75% of the issued and outstanding shares of MK Aviation, SA. Mr. M. Kraselnick now owns more than 50% of the voting rights and will assume the role of Chairman of the Board. Additional changes resulting from the agreement will be announced by filing 8Ks with the SEC. The announcement for the 2004 AGM will follow soon thereafter.

The closure marks an exciting turning point for Fintel. The consolidated entity will have 2 primary focuses: portfolio investments in Chinese private sectors; and the leasing and sales of aircrafts and engines. It plans to expand the existing aircraft leasing and financing operations into Asia, particularly China, where growth continues to be very high.

As reported by the General Administration of Civil Aviation of China, in its China Aviation Airport Statistics Report 2004, dated 25/02/05, the total volume of passengers during 2004 reached 242 million, an increase of 38.8% over 2003. This passenger volume includes 217 million domestic travelers (up 37.4%) and
24.2 million overseas travelers (up 22.3%). Cargo volume was 5.53 million tones (up 22.3%). The results were tabulated for 133 airports and 132 cities.

"With the deep experiences of MK Aviation in aircraft leasing, we expect to enter the China market in a solid way to address the fast growing opportunities. We are targeting initially to acquire aircrafts from Chinese airlines as they modernize their fleet and lease them to the international markets", comments Fintel's CEO, David Chen. "Meanwhile we will continue with our portfolio investment in Chinese private sector but with a stronger focus on company's cash flow and upside potential."

About Financial Telecom Limited (USA), Inc. (Fintel Group)

Fintel is an investment and financial services company, focusing on small and medium size enterprises (SMEs) in Chinese private sectors. Our portfolio investments generate annual cash return of 15% to us and allow us to participate on the future equity growth. For further information please visit www.fintel.com

About MK Aviation S.A.



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MK Aviation is an aircraft leasing company based in Panama, with a 30-year history of success. It buys aircraft and leases them to all the major airlines in the world with particular focus on Latin American market. Leases are typically operating leases of long-term durations, and with substantial net cash flows to the company. For further information please visit www.mkaviation.com

Forward-looking statements:

The statements made in this press release, which are not historical facts, may contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Financial Telecom Limited (USA), Inc.

Contact:   Ms. Flora Song
               Tel: (8621) 3304 0830   Fax: (8621) 3304 0970
               Email: flora.song@fintel.com